Exhibit 10.4

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (hereinafter, this “Agreement”) is made effective as of the last date of execution hereof by the Parties to this Agreement (the “Effective Date”), by and between GameSquare Holdings, Inc., a Delaware corporation (“GSH”) and FaZe Holdings Inc., a Delaware corporation (“FaZe”) (collectively “GameSquare”), on the one hand, and Alta Partners, LLC, whose sole member, Steven Cohen, is a resident of and domiciled in Puerto Rico (“Alta”), on the other hand. GameSquare and Alta are collectively referred to herein as the “Parties” or each individually as a “Party.”

RECITALS

WHEREAS, on or about April 23, 2025, Alta filed a complaint in the United States District Court, Southern District of New York, entitled Alta Partners, LLC v. FaZe Holdings, Inc. and GameSquare Holdings, Inc., Case No. 1:25-cv-3367 (the “Action”), in which Alta sets forth claims against GameSquare for breach of the Warrant Agreement dated as of February 18, 2021 between B. Riley Principal 150 Merger Corp. (“BRPM”) and Continental Stock Transfer & Trust Company (“Continental”) (the “2021 Warrant Agreement”);

WHEREAS, on June 19, 2020, BRPM, a special purpose acquisition company (SPAC), was incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, on February 18, 2021, BRPM entered into the 2021 Warrant Agreement with Continental, the warrant agent, for the purpose of issuing and delivering public warrants in connection with BRPM’s initial public offering;

WHEREAS, Alta purchased public warrants (“Public Warrants”) issued pursuant to the 2021 Warrant Agreement, and was the sole and outright owner and/or beneficial holder of various amounts of such Public Warrants since July 27, 2022, including a maximum holding at any point in time of 1,043,959 Public Warrants on September 28, 2022;

WHEREAS, on October 24, 2021, BRPM entered into a business combination agreement with FaZe Clan Inc. (“Legacy FaZe”), pursuant to which Legacy FaZe would merge with and become a subsidiary of BRPM (“Merger”). This business combination agreement was amended on December 29, 2021 and March 10, 2022;

WHEREAS, on July 15, 2022, BRPM stockholders voted to approve the Merger;

WHEREAS, on July 19, 2022, BRPM was renamed FaZe Holdings Inc.;

WHEREAS, the closing of the business combination was announced on July 20, 2022;

WHEREAS, FaZe and GSH merged in March 2024;

WHEREAS, Alta alleges a breach of the 2021 Warrant Agreement;

WHEREAS, GameSquare denies any and all liability for the damages claimed by Alta in the Action;

WHEREAS, the Parties recognize significant costs of further litigation, which could include discovery, motion practice (including motions to dismiss and for summary judgment and/or adjudication), and trial;

WHEREAS, the Parties desire to resolve all disputes between them;

WHEREAS, the Parties make no admission of liability or wrongdoing in entering into this Agreement;

WHEREAS, the Parties acknowledge that settlement is in their best interests and is the result of arm’s length negotiations, and that they are entering into this Agreement in good faith; and

WHEREAS, the Parties have engaged in settlement negotiations with the assistance and advice of their counsel.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, promises and obligations set forth in this Agreement, and for other good, valuable and lawful consideration, the receipt and sufficiency of which is hereby acknowledged, and, intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1.	SETTLEMENT

1.1 Settlement Payment. Upon receipt of a fully executed copy of this Agreement, within three (3) business days, GSH shall issue to Alta $150,000 of GSH restricted common stock, with the amount of shares to be issued to be computed based on the Nasdaq closing price of GSH’s common stock on the date of issuance, which shall be any date from the date of receipt by GameSquare of an executed copy of this Agreement from Alta until the third business day thereafter (the “Settlement Shares”). In the event that the collective value of the Settlement Shares drops below $150,000 on the six month anniversary date following issuance of the Settlement Shares, or the next business day if the six-month anniversary date falls on a weekend or holiday (the collective value to be computed based on the Nasdaq closing price of GSH’s common stock on that six-month anniversary date, or the next business day if the six- month anniversary date falls on a weekend or holiday), then within three (3) business days of that date, GSH shall pay the difference between the collective value and $150,000 to Alta in cash (the “True-Up Payment”). Collectively, the Settlement Shares and the True-Up Payment, if one is required, are referred to as the “Settlement Payment.”

1.2 Current Public Information; Issuance of Rule 144 Legal Opinion. Until sixty (60) business days after the six month anniversary date following issuance of the Settlement Shares, or next business day if the six-month anniversary date falls on a weekend or holiday, GSH shall (i) continue to comply with its obligations pursuant to Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) act in accordance with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended. No earlier than the six-month anniversary date following issuance of the Settlement Shares, or the next business day if the six-month anniversary date falls on a weekend or holiday, subject to the last sentence of this Section, GSH shall, within two (2) business days following any request therefor from Alta accompanied by a completed and executed Shareholder’s Representation Letter in the template form attached hereto as Exhibit A, (i) deliver to GSH’s transfer agent (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares (“Instructions”), and (ii) cause its counsel to deliver to the Transfer Agent one or more opinions to effect the removal of such legends if required by the Transfer Agent (“Opinion”). The issuance of the Instructions and any Opinion shall be borne at the sole expense of GameSquare. For the avoidance of doubt, GSH shall have no obligation to deliver Instructions without Alta’s completed and executed Shareholder’s Representation Letter, and GSH shall have no obligation to deliver any Opinion if not required by the Transfer Agent.

1.3 Cancellation of Public Warrants. Upon GSH’s delivery of the Settlement Payment, the Public Warrants that are owned and/or beneficially held by Alta at that time shall be cancelled immediately and Alta shall have no ownership, right, claim, interest or benefit in such Public Warrants. Alta shall provide all necessary consents and documentation reasonably requested by the Transfer Agent in a timely manner in order to effectuate the immediate cancelation of the Public Warrants. In no event shall Alta delay submission of the necessary consents and documentation beyond two business days following request.

1.4 Apportionment. Alta agrees that GameSquare is not liable for the apportionment of any of the Settlement Payment as between Alta and its attorney or between Alta and any other person or entity.

1.5 Dismissal of the Action. Within three (3) business days of Alta’s receipt of the Settlement Shares, Alta shall file the Stipulation of Voluntary Dismissal with Prejudice, dismissing all claims asserted in the Action against GameSquare with prejudice (the “Dismissal”), a fully executed version of which is attached hereto as Exhibit B. Alta agrees to take whatever reasonable actions may be necessary to obtain the complete dismissal of Alta’s claims against GameSquare, with prejudice, in accordance with this Agreement.

1.6 Complete Resolution of Claims. This Agreement represents all the consideration that any Party will ever be required to pay and/or provide to any other Party concerning the Action.

1.7 No Admission of Liability. By entering into this Agreement, neither Party admits the allegations or contentions of the other Party, and each Party is entering into this Agreement for the sole purpose of resolving their disputes and avoiding the risk, time, and expense incident to protracted litigation. Neither this Agreement nor any actions taken to carry out the settlement are intended to be, nor may they be deemed or construed to be, an admission or concession of liability, or of the validity of any claim, defense, or of any point of fact or law on the part of any Party.

2.	RELEASES AND WAIVERS.

2.1 General Release. Except as to the rights, liabilities, or obligations arising out of this Agreement, in exchange for the Settlement Payment, and for other good and valuable consideration (including the agreed resolution of the Action), each Party, on behalf of itself and its past, present, and future representatives, members, managers, parent companies, subsidiaries, shareholders, divisions, and related or affiliated entities, and each of their respective business partners, directors, officers, owners, employees, affiliates, principals, agents, assigns, spouses, heirs, predecessors, successors, legatees, executors, insurers, reinsurers, attorneys, personal representatives other than its legal counsel, and anyone else acting on its behalf or having any possible interest in any claims it has, or may have had, relating to the Action, hereby releases and forever discharges the other Party and its past, present and future representatives, members, managers, parent companies, subsidiaries, shareholders, divisions, and related or affiliated entities, and each of their respective business partners, directors, officers, owners, employees, affiliates, principals, agents, attorneys, insurers, and reinsurers, which includes, without limitation, any individual, corporation, partnership, limited partnership, limited liability company or partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, and any business or legal entity, and their respective spouses, heirs, predecessors, successors, legatees, representatives, or assignees that is, was, or could have been named as a defendant in the Action, from any and all claims, demands, losses, causes of action, damages, attorneys’ fees, costs, and expenses of any kind, whether known or unknown, suspected or unsuspected, in any way related or connected to the claims Alta has asserted in the Action.

2.2 Waiver of Rights Under California Civil Code § 1542. The Parties specifically understand, acknowledge and agree that the release provided in Section 2.1 is a full and final release of any claims asserted in the Action, which shall be effective as a bar to all actions, claims, counterclaims, obligations, causes of action, losses, promises, damages, costs, expenses, liabilities and demands of whatsoever character, nature and kind, known and unknown, suspected or unsuspected, fixed or contingent, hereinabove specified to be so barred. The Parties, having been fully advised by their counsel, hereby expressly and voluntarily waive all rights or benefits that they may have under the provisions of Section 1542 of the Civil Code of the State of California and any law of any jurisdiction of similar effect and do so understanding and acknowledging the significance and consequence of such specific waiver which provides as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

3.	REPRESENTATIONS AND WARRANTIES.

3.1 No Other Pending Claims. Alta represents it has no suits, charges, claims, complaints, or demands of any kind whatsoever currently pending against GameSquare with any local, state, or federal court or any governmental, administrative, investigative, civil rights, arbitral, or other agency or board.

3.2 Authority and No Assignment of Claims or Public Warrants. Each Party represents and warrants that it has full authority to enter into and to be bound by this Agreement and to carry out the obligations contemplated herein. Each Party further represents and warrants that: (1) it is the sole entity or person entitled to assert the claims released by this Agreement and that it has not assigned, pledged, or otherwise transferred any aspect of any such claims to any other person or entity; and (2) all internal approvals, corporate actions, or other authorizations or consents required for the execution, delivery, and performance of this Agreement have been obtained or will be obtained as of the date of execution of this Agreement. Alta further represents and warrants that it was the sole and outright owner and/or beneficial holder of the Public Warrants since July 27, 2022. Alta shall indemnify, defend, and hold harmless GameSquare from and against any claims based upon or arising in connection with any such prior assignment, transfer, lien, and/or right.

3.3 Non-Contravention. The execution, delivery and performance of this Agreement by the Parties and the consummation by the Parties of the transactions contemplated hereby will not (i) result in any violation of the provisions of the organizational documents of either Party (ii) constitute or result in a breach, violation, conflict or default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which either Party is a party or by which either Party is bound or to which any of the property or assets of either Party is subject, or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over either Party or any of their properties or cause the acceleration or termination of any obligation or right of either Party.

3.4 Confidentiality.

3.4.1 The Parties agree, upon behalf of themselves and their counsel: (1) to keep the terms, content, and substance of this Agreement strictly confidential; (2) not to communicate, publicize, or otherwise disclose the terms, content, or substance of this Agreement to any person or entity not affiliated with the Parties; and (3) not to transfer an original or any copy of this Agreement to any other person or entity not affiliated with the Parties or their counsel. Notwithstanding the foregoing, the Parties may disclose the terms, contents, substance of, and a copy of this Agreement if: (a) asserting a claim or defense arising in an action to enforce this Agreement; (b) ordered to do so by a court of competent jurisdiction or in connection with an arbitration; (c) disclosure is required to accountants, federal and state taxing authorities, pursuant to federal securities laws, and as otherwise required by law; (d) consent is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument; (e) served with a subpoena or other requests for discovery or testimony in a legal proceeding; or (f) disclosure is requested by government authorities. If any Party is subpoenaed or receives other legal process, it agrees to notify the other Party’s counsel as specified in Section 3.17 herein before responding to any communication, subpoena, court order, or legal process, unless to do so would violate the law. Violations of this confidentiality provision shall be specifically enforceable in a court of law or equity and may result in an award of injunctive relief and/or money damages to the party claiming a violation. In any legal proceeding to enforce this confidentiality provision, the Party alleged to have breached such provision agrees to waive the defense to injunctive relief that the non-breaching Party has an adequate remedy at law.

3.4.2 Not Evidence. This Agreement shall not be used as evidence in any proceeding other than one to enforce this Agreement, or one seeking damages arising from a breach of this Agreement.

3.4.3 The Parties further agree that the fact of settlement, settlement proceedings, settlement negotiations, or any related document shall not be used as an admission of any fault or omission by any Party, or be offered or received in evidence as an admission, concession, presumption, or inference of any wrongdoing by any Party in any proceeding.

3.5 Non-Disparagement. Each Party shall refrain from disparaging the other Party in public or private comment or writing. Further, no Party shall disparage any employee, director, or independent contractor working for the other Party. Notwithstanding the foregoing, GameSquare and Alta will respond accurately and fully to any question, inquiry or request for information as may be required by legal process, law, or regulation. Violation of this clause shall be a material breach of this Agreement.

3.6 Time is of the Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

3.7 Entire Agreement. This Agreement constitutes the sole and entire agreement between the Parties and supersedes all prior and contemporaneous statements, promises, understandings, or agreements, whether written or oral.

3.7.1 The Parties executing this Agreement warrant they have carefully read and fully understand all provisions and effects of this Agreement, that they are voluntarily entering into this Agreement, and have obtained the advice of legal counsel with respect to the terms of this Agreement before execution.

3.8 Amendments. This Agreement may be amended, modified, or altered at any time upon the approval of the Parties. However, any such amendment must be in writing and signed by authorized representatives of all Parties in order for such amendment to be of any force and effect.

3.9 Partial Invalidity/Severability. In the event that any provision of this Agreement is declared by any court of competent jurisdiction or any administrative judge to be void or otherwise invalid, all of the other terms, conditions, and provisions of this Agreement shall remain in full force and effect to the same extent as if that part declared void or invalid had never been incorporated in this Agreement and in such form, the remainder of this Agreement shall continue to be binding upon the Parties.

3.10 Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, and the execution and delivery of any other document or instrument referred to herein.

3.10.1 This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Parties to this Agreement and their respective successors and assigns.

3.11 Governing Law and Forum Selection. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard for its conflict-of-law rules. The Parties agree that no release, discharge, waiver, or other promise set forth in this Agreement shall be construed to prohibit any Party from enforcing the terms of this Agreement in the Southern District of New York (the “Court”). In the case of any controversy arising out of this Agreement, the Parties also hereby consent to submit to the exclusive jurisdiction of the Court for any actions, suits, or proceedings of any kind or nature arising out of or relating to this Agreement, and the Parties waive all objections to said venue and jurisdiction and agree not to commence any action, suit or proceeding relating to this Agreement except in such Court. In the event that any Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, proceeding, or appeal, including reasonable attorney’s fees and expenses.

3.12 Attorneys’ Fees and Costs. The Parties have agreed to bear their own attorneys’ fees and costs, including all costs related to the Action, and the preparation of any and all documents necessary to enter into this Agreement. Except as provided in Section 1.1, no Party shall have any liability or responsibility for the payment of the adverse Party’s attorneys’ fees, costs, or any other expenses apart from GSH’s obligation to make the Settlement Payment.

3.13 Tax Consequences. Alta acknowledges and agrees that it is solely responsible for the payment of any and all federal, state, city, or local taxes which might be due and owing as a result of any term contained in this Agreement. Alta further acknowledges that no tax advice has been offered or given by either Party, their attorneys, agents, or any other representatives, in the course of these negotiations, and Alta is relying upon the advice of his own tax consultant with regard to any tax consequences that may arise as a result of the execution of this Agreement.

3.14 No Adverse Construction. In the event any part of this Agreement is found to be ambiguous, such ambiguity shall not be construed against any Party.

3.15 Counterparts. This Agreement may be signed and executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by email shall be effective as delivery of an originally executed counterpart of this Agreement.

3.16 Headings. All paragraph, section, and subsection headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

3.17 Notice. Unless otherwise specified herein, all notices, requests, consents, approvals, demands, or other communications to Alta shall be sent to its counsel Jeffrey P. Mueller, Day Pitney LLP, Goodwin Square, 225 Asylum Street, Hartford, CT 06103, jmueller@daypitney.com; and to GameSquare’s counsel Joelle A. Berle, Baker & Hostetler LLP, 1900 Avenue of the Stars, Suite 2700, Los Angeles, California 90067, jberle@bakerlaw.com.

3.18 Further Assurances. The Parties shall perform such further acts and things and execute and deliver any additional papers, documents, reasonably necessary to perform their obligations under this Agreement and to carry out this Agreement’s expressed intent.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

By:		By:
	ALTA PARTNERS, LLC		GAMESQUARE HOLDINGS, INC.

Name	Steven M. Cohen	Name	John Wilk
Title	Managing Member	Title	General Counsel
Date	8/11/25	Date	8/11/2025

By:
FAZE HOLDINGS INC.

		Name	John Wilk
		Title	General Counsel
		Date	8/11/2025

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